EXHIBIT 99.1

ASP Isotopes Announces Establishment of Quantum Leap Energy

Strategic Advisory Board, Bolstering its Plans for the Nuclear Fuel Sector

Distinguished Nuclear Fuel and Advanced Materials Leaders Appointed as Initial SAB Members

DALLAS, TX, February 19, 2026 -- ASP Isotopes Inc. (NASDAQ: ASPI) (“ASPI”) today announced that Quantum Leap Energy LLC (“QLE” or the “Company”), a wholly-owned subsidiary of ASPI dedicated to advancing innovative technologies and processes across critical segments of the fission and fusion nuclear fuel cycle, has formed a Strategic Advisory Board (“SAB)”, and appointed, as initial SAB members, two distinguished nuclear fuel and advanced materials industry leaders: Mary Lou Dunzik-Gougar and Kevin Kramer.  The SAB is expected to provide guidance and insights as QLE aims to address gaps in the nuclear fuel cycle, promote safe nuclear power, and enhance the sustainability of the nuclear fuel cycle for advanced nuclear reactors, fusion systems, as well as the existing nuclear fleet.

QLE is developing a suite of proprietary technologies and processes designed to address inefficiencies, environmental concerns, and supply chain vulnerabilities in the nuclear fuel cycle. The Company’s approaches seek to emphasize modular, scalable designs that incorporate advanced materials, automation, rapid deployment, and digital monitoring to reduce costs and enhance safety.

"The formation of our Strategic Advisory Board represents a significant step forward in QLE’s commercial evolution,” said Ryno Pretorius, Chief Executive Officer of QLE. “Mary Lou and Kevin bring deep technical, industry, and government expertise that strengthens our ability to execute at scale. We believe their leadership will help accelerate our market entry, deepen strategic partnerships, and position QLE as a meaningful participant in the evolving nuclear fuel landscape.”

Additional Information About the Initial Members of the QLE Strategic Advisory Board:

Mary Lou Dunzik-Gougar is the associate dean of the Idaho State University (ISU) College of Science and Engineering, a professor of nuclear engineering, and a senior reactor operator at ISU’s Aerojet-General Nucleonics nuclear reactor, commonly known as the AGN-201. Presently, she teaches core graduate and undergraduate courses in the nuclear science and engineering programs at ISU and contributes to the development and coordination of the curricula. Dunzik-Gougar also performs nuclear materials research and is involved in regional and discipline accreditations, ISU’s international program development, and reactor administration. She has published internationally and is recognized as principal investigator of productive research projects incorporating nuclear material irradiation and characterization and the associated management of radioactive material. She served as President of the American Nuclear Society (ANS) for the 2020-2021 term.

Kevin Kramer is a business development expert with extensive experience commercializing advanced materials technologies for defense, energy, and government markets. In his C-Suite and leadership roles at Allegheny Technologies Incorporated (ATI), a publicly traded specialty materials manufacturer, he developed deep relationships with Department of Defense contractors and suppliers across aerospace, defense, and energy sectors. Previously, as President of Growth Initiatives and Transportation Products for Alcoa, Inc., Kevin managed strategic partnerships with government agencies and navigated federal funding opportunities for advanced materials development. His established network within defense contracting, government procurement, and energy sector partnerships positions him to identify funding opportunities through SBIR/STTR programs, Department of Energy initiatives, and Defense Innovation Unit collaborations, while his proven track record in government relations provides critical capabilities for building sustainable revenue pipelines with institutional customers.

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QLE intends to leverage ASPI’s proprietary isotope separation technologies, both the Aerodynamic Separation Process (“ASP”) process, and the laser-based Quantum Enrichment (“QE”) process, to provide isotopic products critical to the nuclear fuel cycle. Compared to both legacy and emerging methods, QLE believes its isotope enrichment technology stacks offer distinct advantages; including reduced capital expenditure, accelerated construction timelines, and enhanced flexibility in facility design and siting.

About Quantum Leap Energy

Quantum Leap Energy is a development stage nuclear fuels company dedicated to advancing innovative technologies and processes across critical segments of the nuclear fuel cycle. The Company focuses on both front-end activities, including uranium conversion, enrichment of uranium-235 for nuclear fuel production (HALEU, LEU+ and LEU), and isotopic separation of lithium-6 and lithium-7, as well as back-end radioactive waste treatment technologies. Through exclusive global rights to proprietary Aerodynamic Separation Process (ASP) and laser-based Quantum Enrichment (QE) technologies, Quantum Leap Energy aims to address gaps in the nuclear fuel supply chain for advanced nuclear reactors, small modular reactors, and fusion systems. The Company has established strategic partnerships or commercial initiatives and relationships with industry leaders, including TerraPower, Fermi America, and the South Africa Nuclear Energy Corporation (Necsa) to accelerate the commercialization of critical isotopes essential for next-generation nuclear energy systems. For additional information, please visit: https://www.qleapenergy.com/.

About ASP Isotopes Inc.

ASP Isotopes Inc. is a development stage advanced materials company dedicated to the development of technology and processes to produce isotopes for use in multiple industries. ASPI employs proprietary ASP technology. ASPI’s initial focus is on producing and commercializing highly enriched isotopes for the healthcare and technology industries. ASPI also plans to enrich isotopes for the nuclear energy sector using QE technology that ASPI is developing. ASPI has isotope enrichment facilities in Pretoria, South Africa, dedicated to the enrichment of isotopes of elements with a low atomic mass (light isotopes).

Forward-Looking Statements

Statements contained herein relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, projections about future nuclear fusion power generation technologies and enrichment methods, QLE’s anticipated growth strategies and anticipated trends in QLE’s business, the anticipated benefits of QLE’s Strategic Advisory Board, statements relating to QLE’s strategic partnerships or commercial initiatives and relationships with Fermi America, TerraPower and NECSA, and statements we make regarding expected operating results, such as future revenues and prospects from the potential commercialization of isotopes, future performance under contracts, and our strategies for product development, engaging with potential customers, market position, and financial results. These forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which may be beyond ASPI’s or QLE’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by any forward-looking statements.  All forward-looking statements speak only as of the date hereof. QLE and ASPI undertake no obligation to revise or update any forward-looking statements except as may be required by applicable law.

Contact

QLE@icrinc.com

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